Indian Point Energy Center
450 Broadway
Buchanan, N.Y. 10511

News
Release

Date:	January 9, 2017

For Release:	Immediately

Contact:	Jerry Nappi	Patricia Kakridas
	(914) 254-7132, office	(914) 272-3456, office
	(914) 489-6077, cell	(916) 208-3464, cell
	jnappi@entergy.com	pkakrid@entergy.com

Entergy, NY Officials Agree on Indian Point Closure in 2020-2021
Decision driven by sustained low power prices
BUCHANAN, N.Y. - The two operating units at the Indian Point Energy Center will close in 2020-2021 after powering New York for more than four decades with clean, safe, and reliable electricity. The early and orderly shutdown is part of a settlement under which New York State has agreed to drop legal challenges and support renewal of the operating licenses for Indian Point, located in the Village of Buchanan in northern Westchester County. The shutdown will complete Entergy’s exit from its merchant power business because of sustained low wholesale energy prices.
“We thank our nearly 1,000 dedicated employees for operating a world-class nuclear power generating facility at top levels of safety, security and reliability, as well as the community for supporting us,” said Leo Denault, Entergy’s chairman and chief executive officer. “We are committed to treating our employees fairly and will help those interested in other opportunities to relocate within the Entergy system.”
“Since purchasing the plants 15 years ago, we have invested more than $1.3 billion in safety and reliability improvements. The plants have delivered hundreds of millions of megawatt hours of virtually emissions-free power to the Hudson Valley and New York City safely.”
Decision Driven By Economics
“Key considerations in our decision to shut down Indian Point ahead of schedule include sustained low current and projected wholesale energy prices that have reduced revenues, as well as increased operating costs. In addition, we foresee continuing costs for license renewal beyond the more than $200 million and 10 years we have already invested,” said Bill Mohl, president of Entergy Wholesale Commodities. “Record low gas prices, due primarily to supply from the Marcellus Shale formation, have driven down power prices by about 45 percent, or by about $36 per megawatt-hour, over the last ten years, to a record low of $28 per megawatt-hour. A $10 per megawatt-hour drop in power prices reduces annual revenues by approximately $160 million for nuclear power plants such as Indian Point.”
“We appreciate the efforts of our employees who have made Indian Point one of the most reliable generating stations in New York State,” Mohl added.
Independent Experts Continuously Evaluate Plant Safety
Inspectors at the US Nuclear Regulatory Commission, with special expertise and training in nuclear power and strict licensing and operational guidelines, ranked the plant in the agency’s top regulatory column for safety following more than 6,000 hours of inspections in 2016.
Unit 2 has been online for 187 days continuously and Unit 3 for 390 days continuously. Under Entergy’s ownership, Indian Point’s reliability has increased significantly - to a capacity factor1 of greater than 90 percent from approximately 60 percent under prior owners.

1. Capacity Factor is the ratio of a plant’s actual output compared to its potential at continuous full power during a given period

Entergy has demonstrated its commitment to the reliable operation of the facility, investing approximately $500 million in capital improvements over the last five years and a total of more than $1.3 billion since it bought the plants.
Indian Point has been safely generating power for New York since 1962 - first by Unit 1 until 1974, then Units 2 and 3, providing economic, environmental and electric grid reliability benefits for millions of New Yorkers.
Details of Settlement with New York State
Under the agreement, Indian Point Unit 2 will shut down by April 30, 2020 and Unit 3 by April 30, 2021. Other key terms include:

•	Coastal Zone Management Act Consistency Certification from New York State;

•	Water Quality Certificate and water discharge permits from New York State;

•	Agreement by New York State and primary intervenor Riverkeeper to withdraw legal challenges to license renewal;

•	Entergy will request that the NRC shorten the term of a renewed license for Indian Point from 2033 and 2035 for Units 2 and 3, respectively, to 2024 and 2025.

•	Agreement by Entergy to provide $15 million as part of its continued commitment to community stakeholders and environmental stewardship; and

•	Various inspections of Indian Point conducted by Entergy and New York State, supplemental to NRC inspections.
Company Continues to Pursue Licenses for Remaining Operating Years
Entergy filed a license renewal application for both Indian Point operating units in April 2007, and NRC Staff in its Safety Evaluation Report concluded that no issues would preclude safe operation during the period of a renewed license. Under the settlement, Entergy will continue to pursue license renewal, unopposed by the state, for the remaining operating years, and will work on plans to mitigate the economic impact of the shutdown on its employees and the surrounding community. Both units remain under the NRC’s normal oversight, to which Entergy remains committed.
Corporate Strategy to Exit Merchant Power Business
With today’s announcement, Entergy is providing certainty and time for stakeholders to prepare for an early and orderly shutdown. The decision follows announcements of other plant shutdowns or sales of Entergy’s merchant assets that will enable the company to exit the merchant power business and focus on growing its regulated utility, including ensuring that its southern nuclear power plants continue their safe and reliable operations. Entergy’s prior announcements include the planned sale of the James A. FitzPatrick nuclear power plant in upstate New York, the closure and planned sale of the Vermont Yankee nuclear plant, the sale of the Rhode Island State Energy Center natural gas-fired power plant, and the planned shutdowns of the Pilgrim nuclear plant in Massachusetts and the Palisades nuclear plant in Michigan.
Financial Implications
As a result of its agreement to shut down Indian Point Units 2 and 3, Entergy will recognize a non-cash impairment charge of approximately $2.4 billion pre-tax and $1.5 billion after-tax in the fourth quarter of 2016. In addition to the impairment charge, through the end of 2021 Entergy expects to record additional charges totaling approximately $180 million related to severance and employee retention costs.
The impact on free cash flow from the settlement is expected to be approximately neutral through the end of operations. Impact to free cash flow includes expected contributions to the decommissioning trust funds, severance and retention payments and changes in capital expenditures and operating cash flows. The actual amount of the anticipated contribution to the decommissioning trusts will be determined later.
About Indian Point and Entergy
Indian Point Energy Center, in Buchanan, N.Y., is home to two operating nuclear power plants, Unit 2 and Unit 3, which generate approximately 2,000 megawatts of electricity for homes, business and public facilities in New York City and Westchester County. Indian Point Unit 2 began commercial operation in 1974 and Unit 3 in 1976. Entergy purchased Unit 3 in 2000 from the New York Power Authority and Unit 2 -- along with the permanently closed Unit 1 -- in 2001 from Consolidated Edison.
Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including nearly 10,000 megawatts of nuclear power. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of approximately $11.5 billion and more than 13,000 employees.

Cautionary Note Regarding Forward-Looking Statements
In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among other things, Entergy’s plans and expectations with respect to the settlement relating to the Indian Point Energy Center, including without limitation the anticipated financial implications of the settlement, and other statements of Entergy’s plans, beliefs or expectations included in this news release. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements, including (a) those factors discussed elsewhere in this news release and in Entergy’s most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory costs and risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) changes in decommissioning trust fund values or earnings or in the timing or cost of decommissioning Entergy’s nuclear plant sites; (f) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (g) risks and uncertainties associated with strategic transactions that Entergy or its subsidiaries may undertake, including the risk that any such transaction may not be completed as and when expected and the risk that the anticipated benefits of the transaction may not be realized; and (h) the effects of technological changes and changes in economic conditions and conditions in commodity and capital markets during the periods covered by the forward-looking statements.

Indian Point Energy Center’s online address is safesecurevital.com and
Entergy’s online address is entergy.com